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                                LICENSE AGREEMENT


     This License Agreement (this "Agreement") made and entered into the 14th day of October 1996 by and between RICHARD J. CASULL, an individual also doing business as Dick Casull Research and Development, as "Licensor," individually, and any entity owned or controlled by Licensor, and CASULL ARMS CORPORATION, a Delaware corporation, as "Licensee."

                                    RECITALS

     WHEREAS, Licensor has been engaged in the business of designing high quality and unique firearms for more than the past 30 years.

     WHEREAS, Licensor is a party to a License Agreement, dated as of February 4, 1994 (the "Freedom Arm License Agreement"), between Licensor and Freedom Arms, Inc., a Wyoming corporation ("Freedom Arms"), pursuant to which Licensor has granted certain exclusive and non-exclusive rights (including, but not limited to the non-exclusive right to use the trademark "454 Casull") to Freedom Arms (the "Freedom Arms Licensed Rights").

     WHEREAS, Licensor is a party to an oral agreement between Licensor and North American Arms pursuant to which Licensor has granted certain non-exclusive rights to North American Arms to use certain intellectual property to manufacture a "Black Powder Mini Gun" (the "NAA Licensed Rights").

     WHEREAS, Licensor has agreed to become associated with Licensee and to enter into this Agreement to grant Licensee an exclusive worldwide license to all of Licensor's presently owned and later-acquired intellectual property, with specific exceptions described more fully below respecting U.S. Pat. No. 5,048,216 for barrel forcing cone bushing and tooling, the Freedom Arms Licensed Rights and the NAA Licensed Rights, for which nonexclusive and/or future rights are granted hereby to Licensee.

     THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1.   PATENTS, TRADEMARKS, ETC.
          -------------------------

          (a) Excepting only the Freedom Arms Licensed Rights, and U.S. Pat. No. 5,048,216, Licensor warrants that he is the sole and lawful owner of each patent, patent application, trademark, trademark application, trade name, service mark, copyright, copyright application, trade secret, or other intangible property or asset (collectively, "Intellectual Property") set forth on Schedule A to this Agreement and he represents and warrants that no interest of any kind in such Intellectual Property has been conveyed to another or pledged, mortgaged, licensed, or encumbered in any manner.

          (b) Excepting only the Freedom Arms Licensed Rights, the NAA Licensed Rights and U.S. Pat. No. 5,048,216, Licensor hereby grants to Licensee the exclusive worldwide right to utilize any of the Intellectual Property set forth on Schedule A. Licensor further grants to Licensee a worldwide exclusive right to the Freedom Arms Licensed Rights, effective upon expiration of the Freedom Arms License Agreement, at which time the Freedom

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Arms Licensed Rights will be included as Intellectual Property under this
Agreement. Licensor further grants to Licensee a worldwide non-exclusive right to such Freedom Arms Licensed Rights that Licensor has not granted exclusively to Freedom Arms prior to the date of this Agreement.

          (c) Licensor hereby grants to Licensee the exclusive worldwide right to utilize any patent, patent application, trademark, trademark application, trade name, service mark, copyright, copyright application, trade secret computer program (in object or source code), or other intangible property or asset developed or otherwise acquired in any manner by Licensor after the date of this Agreement. Licensor agrees that the same shall be considered Intellectual Property under this Agreement and that Schedule A hereto shall be deemed to be automatically amended to include such Intellectual Property. Accordingly, Licensor acknowledges that he shall not license or convey any interest in any Intellectual Property to any person or entity other than Licensee.

          (d) Licensee agrees that it will arrange payment of all fees to renew patents, copyrights, designs and/or trademarks and trade names which are the subject of this Agreement, including periodic renewals of the trademarks/trade names and will exercise reasonable business judgment to enforce and otherwise maintain the Intellectual Property.

          (e) With respect to any of the Intellectual Property referred to in this Agreement which Licensee has an exclusive or a non-exclusive right to manufacture and sell, Licensee will defend, at its own cost, against unlicensed use of the "454 Casull" trademark while

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Licensor will bear the responsibility for controlling the use of the "454
Casull" trademark.

          (f) Licensee agrees to use its best efforts to maintain and to improve the quality of the products which bear the "Casull" name. Licensor shall not use the "Casull" name in any manner which could be deemed competitive to or confused with Licensee.

          (g) Licensor acknowledges that he shall not use the "Casull" name, or any derivation thereof, for any commercial purpose.

          (h) Licensor shall provide technical assistance to Licensee with respect to the use of the Intellectual Property to ensure the highest quality control, which assistance shall be provided promptly upon request.

          (i) Licensor shall provide, at his own expense, prototypes to Licensee for inspection, evaluation and manufacturing purposes. All prototypes shall remain the property of the Licensor.

          (j) As reasonable, Licensor shall work with Licensee to develop such new or modified products as are reasonably requested by Licensee.

          (k) From time to time Licensor, at the request of Licensee, shall attend various industry shows and meetings, provided that Licensee shall pay all of Licensor's reasonable out-of-pocket expenses in connection with such attendance.

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          (l)  Upon prior notice and consent, which consent shall not be unreasonably withheld, Licensor shall make himself available to participate in meetings with potential investors and to otherwise be interviewed for the benefit of Licensee.

          (m) While not being used for productive purposes, Licensee shall allow Licensor to utilize its equipment for research and development of new Intellectual Property.

          (n) Upon death of Licensor, ownership of all Intellectual Property passes to and shall vest in Licensee.

     2. ROYALTY PAYMENTS. Licensee shall pay to Licensor a sum of five percent (5%) of Licensee's revenues from products utilizing the Intellectual Property or bearing the "Casull" name; provided that Licensor shall be paid a minimum annual royalty of $40,000 and a maximum annual royalty of $400,000 per calendar year, which amounts shall be pro rated for the calendar year ending December 31, 1996 based upon the number of days remaining in such calendar year from and after the date of funding of Licensee's initial public offering of securities resulting in gross proceeds of at least $5,000,000.
On or before the 20th of each month for the period set forth in this Section 2, Licensee shall pay Licensor 5% of the prior month's net revenues (sales less returns) from products utilizing the Intellectual Property; provided that no such monthly payment shall be less than $3,333. This fee shall be payable to Licensor for the remainder of his life. The royalty payments due hereunder shall cease upon the death of Licensor, however, if the Licensor's wife, Mrs. Geraldine Casull, should survive

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him the royalty payments shall continue until the earlier of ten years from the date the first royalty payment is made to the Licensor pursuant to this Agreement or the death of Mrs. Geraldine Casull.

     3. SALARY PAYMENTS. Licensee shall pay to Licensor a salary of $100,000 per year (the "Salary"). In the event that the Licensor's employment with the Licensee shall be terminated for any reason, Licensee shall cease payment of the Salary to the Licensor, however, the minimum and maximum annual royalties which the Licensor shall then be eligible to receive pursuant to Section 2 of this Agreement shall increase from $40,000 to $120,000 and from $400,000 to $500,000, respectively.

     4. BARREL FORCING CONE BUSHING. Licensor represents and warrants that he is the sole owner of U.S. Pat. No. 5,048,216, generally referred to as the "barrel forcing cone bushing." Licensor hereby grants to Licensee a worldwide non-exclusive license to manufacture and produce the barrel forcing cone bushing after January 31, 1998 through the expiration of the patent for the barrel forcing cone bushing in September 2008.

     5. AUDIT. A statement of net revenues will accompany each monthly royalty payment. Licensor, may upon reasonable notice, review the books along with a Licensee representative in order to reconcile a monthly statement. Additionally, Licensor, may at his own cost, and not more than once per year, provide for a formal audit of Licensee's books as they pertain to royalty payments due hereunder. No audit shall be made to encompass a period of time more than three years prior to the date of the audit. In the event that any audit shows that

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payments to Licensor are substantially less than that shown on the books,
Licensee shall reimburse Licensor for the cost of the audit.

     6.   TOOLING, DESIGNS, ETC.   Licensor shall provide Licensee with any
and all intellectual property and technology regarding tooling, designs, procedures and other intellectual property in his possession which may be used by Licensee on a royalty free, exclusive basis.

     7.   LIABILITY AND INDEMNITY.

          (a) Licensee agrees to provide liability coverage to Licensor for legal actions brought against Licensee and/or Licensor with regard to products produced and sold by Licensee, that were designed by Licensor, and for any legal actions brought against Licensee and/or Licensor with regard to products produced and sold by a third party sub-licensed hereunder by Licensee. Specifically, this means that Licensor will be covered under Licensee's product liability insurance for the products listed in that insurance policy only. In the event that legal action is brought against Licensee and/or Licensor for a product built and sold by Licensee not covered under the product liability insurance, or for any legal actions brought against Licensee and/or Licensor with regard to products produced and sold by a third party sub-licensed hereunder by Licensee, Licensee shall indemnify and defend Licensor in such action with counsel of Licensee's choosing. Licensee will pay the cost of the defense that they retain. In the event of a judgment against Licensee and/or Licensor, Licensee will pay the total judgment.

          (b) Licensee shall not be responsible for paying the cost of separate or independent legal counsel for Licensor, although Licensor shall have the right to retain counsel of his own choosing, at his own cost, and the right to retain and pay for his own independent consultants or other experts.

          (c) In any lawsuit filed against Licensee and Licensor, Licensor shall cooperate in every reasonable manner to assist Licensee in the preparation of its defense. Licensor shall be compensated for costs and expenses incurred by Licensor in assisting with the defense.

          (d) In the event that a lawsuit is filed against Licensee for a product designed by Licensor but not manufactured by Licensee, then Licensor shall pay for all reasonable attorney's fees and other out-of-pocket costs incurred by Licensee in connection with that lawsuit, including any judgment that may be entered against Licensee. Licensor shall not be responsible for paying the cost of separate or independent legal counsel for Licensee, although Licensee shall have the right to retain counsel of its own choosing, at its own cost, and the right to retain and pay for its own independent consultants or other experts.

          (e) Licensee and Licensor (including spouses and related entities) agree to hold each other harmless for any and all liabilities arising from actions of the other occurring before the signing of this Agreement.

     8. TERMINATION; DEFAULT. If Licensee fails to pay to Licensor the royalties payable under the terms hereof (unless a bona fide dispute exists with respect to the payment of such royalty), or if Licensee violates or fails to keep or perform any other material

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provision hereof, or if Licensee files for protection under federal or state bankruptcy laws, or is placed in the hands of a receiver or trustee in bankruptcy, then Licensor may, at his option, cancel and terminate this agreement giving sixty (60) days' written notice, specifying the default complained of; provided, however, that if Licensee, within such sixty (60) days, cures the default complained of, then the notice shall cease to be operative and this license agreement shall continue in full force and effect as though such default had not occurred. In the event this agreement is canceled by Licensor with cause which shall include but not be limited to an uncured default following sixty (60) days' notice, the licenses granted to Licensee under this License Agreement shall terminate. Additionally Licensor shall be entitled to payments of all sums owing him in addition to any other rights afforded by law. Nothing hereunder is intended to limit his rights and remedies.

     9. INJUNCTION. The parties acknowledge and agree that a breach of the rights and obligations under this License Agreement is not susceptible to remedy by money damages alone. Accordingly, should any dispute arise concerning the enforcement of the terms and conditions of this agreement, the parties agree that either shall have the right to seek and obtain an injunction or to restrain a violation by the other party of any covenant contained in this agreement, anything to the contrary herein notwithstanding. In no case shall a waiver by either party of the right to seek relief under this provision constitute a waiver of any other or further violation.

     10. NOTICE. Any written notice necessary or appropriate under this agreement shall be in writing and shall be deemed to be properly given if hand delivered or if sent by United States Certified Mail to the party to be notified at the address of such party below (or to such other address as the party may hereafter designate in writing):

          Licensor:      Mr. Richard Casull
                         P.O. Box 243
                         Freedom, Wyoming  82120

          Licensee:      Board of Directors
                         Casull Arms Corporation
                         c/o Mr. Allan R. Tessler
                         Chairman of the Board
                         c/o IFG of Wyoming
                         3490 North Clubhouse Drive
                         Jackson, Wyoming  83001

                         Alan I. Annex, Esq.
                         Camhy Karlinsky & Stein LLP
                         1740 Broadway, 16th Floor
                         New York, New York  10019

The date of service of any notice so sent by certified mail shall be deemed to be three (3) days after the mailing thereof.

     All payments due under this agreement shall be made payable to Dick Casull Research and Development, whose address is P. O. Box 243, Freedom, Wyoming 82120.

     11. ATTORNEY'S FEES. In the event that either party commits a breach or default pursuant to this agreement, then the non-breaching or non-defaulting party shall be entitled to recover attorney's fees and other out-of-pocket costs incurred as a result of the breach or default regardless of whether an action is filed or not.

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     12.  CONFIDENTIALITY.  Licensor agrees that he shall not disclose, communicate, disseminate, distribute or in any way make available to anyone or any entity, any financial information, or other information not otherwise available to the public obtained pursuant to this agreement, whether directly or indirectly, or otherwise gained through contact between Licensor and Licensee in connection with their ongoing relationship and that he shall take all reasonable precautions to prevent inadvertent disclosure of such information. Licensee agrees that it shall not disclose, communicate, disseminate, distribute or in any way make available to anyone or any entity, any designs, ideas, inventions, developments, or trademarks of Licensor, not otherwise available to the public other than those already subject to this agreement, and that Licensee shall take all reasonable precautions to avoid inadvertent disclosure of such information.

     13. BINDING EFFECT. This agreement shall be binding upon the heirs, successors, and assigns of the parties.

     14. COUNTERPART. This agreement shall be executed in two counterparts, each of which shall constitute an original.

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     IN WITNESS WHEREOF, the parties have executed this agreement at Freedom,
Wyoming, on the day and year first above written.

                                      CASULL ARMS CORPORATION


                                      By:_____________________________
                                          Name:  Allan R. Tessler
                                          Title: Chairman of the Board


                                      ________________________________
                                      RICHARD J. CASULL




                                          -12

                                   Schedule A
DATE                              PATENT NUMBER           DESCRIPTION
----                              -------------           -----------
5/16/67                           3,319,523               Drum Cartridge Feeding
                                                          Mechanism

01/30/68                          3,366,010               Gin Firing Mechanism

10/05/71                          3,609,902               Handgun Support

08/14/73                          3,751,840               Cap and Ball Rifle

03/26/74                          3,798,818               Means for Coupling a
                                                          Hand Gun to A Stock

08/27/74                          3,831,305               Revolver Cylinder Lock

11/28/78                          4,126,953*              Single Action Revolver
                                                          With Safety

07/03/79                          1,121,386               Trademark - 454 Casull

10/21/80                          4,228,606               Means for Mounting
                                                          Cylinder to Small Gun

10/21/80                          4,228,608               Cylinder Locking
                                                          Mechanism for Revolver

10/21/80                          4,228,607               Single Action
                                                          Revolver/Locking
                                                          Cylinder

05/31/83                          4,385,463               Floating Firing Pin
                                                          for Small Revolver

05/31/83                          4,385,464               Mounting of Barrel and
                                                          Action to Stock

07/05/83                          4,391,058               Firing Mechanism for
                                                          Bolt Action Rifle

09/06/83                          4,402,152               Bolt Mechanism and
                                                          Receiver for Rifle

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05/29/84                          4,450,992               Belt Buckle-Mini-
                                                          Revolver Combination

09/10/85                            280,464               Belt Buckle

03/19/91                          1,638,309**             Trademark - 454 Casull

09/17/91                          5,048,216***            Barrel Forcing Cone
                                                          Bushing and Tooling

07/16/96                          08/683,076****          Extractor and System
                                                          for Extracting a
                                                          Cartridge From a
                                                          Firearm

07/16/96                          08/683,077****          Cartridge and Method
                                                          of Manufacturing a
                                                          Cartridge for a
                                                          Firearm

_______________________________________

* Covered by the Freedom Arms License Agreement on an exclusive basis.

** Covered by the Freedom Arms License Agreement on a non-exclusive basis.

***       Currently licensed to Freedom Arms.

****      Patent application pending.


                                        -14-